UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 9, 2011

Wynn Resorts, Limited
(Exact name of registrant as specified in its Charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2011, Wynn Macau, Limited (“WML”), an indirect subsidiary of Wynn Resorts, Limited (the “Registrant”) with ordinary shares of its common stock listed on The Stock Exchange of Hong Kong Limited, announced that Palo Real Estate Company Limited (“Palo”) and Wynn Resorts (Macau) S.A. (“Wynn Macau”), each an indirect subsidiary of the Registrant, formally accepted the terms and conditions of a land concession contract (the “Land Concession Contract”) from the government (the “Macau Government”) of the Macau Special Administrative Region of the People’s Republic of China (“Macau”) in respect of approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”).  The Land Concession Contract permits Palo and Wynn Macau to develop a resort containing a five-star hotel, gaming areas, retail, entertainment, food and beverage, spa and convention offerings on the Cotai Land.

Pursuant to the Land Concession Contract, Palo will lease the Cotai Land from the Macau Government for an initial term of 25 years from the date the Land Concession Contract is published in the official gazette of Macau with the right to successively renew the Land Concession Contract for additional periods, subject to applicable legislation.  The Land Concession Contract also requires that Wynn Macau, as a gaming concessionaire, operate and manage gaming operations on the Cotai Land.

The total land premium payable as determined by the Macau Government for the Cotai Land and pursuant to the Land Concession Contract is approximately $193,428,640. The land premium is comprised of a down payment and eight additional semi-annual payments which are expected to be satisfied out of available cash.  Palo will make a down payment to the Macau Government in the amount of approximately $62,500,000 for the Cotai Land.  Palo will then make eight additional semi-annual payments to the Macau Government in the amount of approximately $16,366,080 each, which includes 5% interest as required by the Macau Government. The first of the eight semi-annual payments is due six months from the date the Land Concession Contract is published in the official gazette of Macau.

In accordance with the Land Concession Contract, Palo is also required to pay the Macau Government approximately $771,738 per year in rent during development of the Cotai Land and approximately $1,080,171 per year in rent once development is completed. The rent for the Cotai Land may be reviewed by the Macau Government every five years. The Macau Government has allocated Palo a maximum of 60 months from the date the Land Concession Contract is published in the official gazette of Macau to complete development of the Cotai Land.  Palo must also provide the Macau Government with a guarantee by means of a deposit or bank guarantee for an amount equal to the annual rent payable during development of the Cotai Land.

Prior to entering into the Land Concession Contract, the Macau Government had entered into a concession contract with Wynn Macau for the operation of games of chance and other games in casinos in Macau, pursuant to which Wynn Macau was granted a 20-year concession, beginning on June 27, 2002 and expiring on June 26, 2022 (the “2002 Agreement”), to operate games of chance and other casino games in casinos and other gaming areas authorized and classified by the Macau Government.  In July 2004, Wynn Macau also signed a land concession contract (the “2004 Agreement”) with the Macau Government for 16 acres of land at the location of its current resort, pursuant to which Wynn Macau leases the land for an initial term of 25 years, with a right to renew for additional periods with government approval.

The foregoing description of the Land Concession Contract is qualified in its entirety by reference to the full text of the Land Concession Contract, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011.  The foregoing description of the 2002 Agreement is qualified in its entirety by reference to the full text of the 2002 Agreement, which is filed as Exhibit 10.27 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 18, 2002.  The foregoing description of the 2004 Agreement is qualified in its entirety by reference to the full text of the 2004 Agreement, which is filed as Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    September 9, 2011

WYNN RESORTS, LIMITED

By:	/s/ Matt Maddox
Matt Maddox
Chief Financial Officer and Treasurer